Exhibit 10.34

ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE AND CONSENT OF LANDLORD (this “Assignment”), is made as of May 3, 2018 by and between IN VIVO THERAPEUTICS CORPORATION, a Delaware corporation, having an address at One Kendall Square, Cambridge, MA (“Assignor”), and SHISEIDO AMERICAS CORPORATION, a Delaware corporation having an address at 301 Route 17 North, Rutherford NJ 07070 (“Assignee”).

WITNESSETH

A.                                    WHEREAS, ARE-MA REGION NO. 59, LLC (“Landlord”), as lessor, and Assignor, as lessee, are parties to that certain Lease dated November 29, 2011, as amended by a First Amendment to Lease dated as of September 17, 2012 and by a Second Amendment to Lease dated as of October 31, 2017 (such lease, as so amended, the “Lease”), whereby Assignor leases from Landlord certain premises totaling 26,342 rentable square feet (the “Premises”) located at One Kendall Square, Building 1400, Cambridge, Massachusetts (the “Property”), upon and subject to the terms and conditions set forth in the Lease.

B.                                    WHEREAS, Assignor desires to assign to Assignee all of its right, title and interest in, to and under the Lease; and

C.                                    WHEREAS, Assignee desires to assume all of Assignor’s obligations under the Lease which arise or accrue from and after the Effective Date (as hereinafter defined below), upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Assignment; Premises; Condition, Etc.  (a)              Assignor hereby assigns and transfers to Assignee, effective as of the Effective Date (as hereinafter defined), all of Assignor’s right, title and interest in, to and under the Lease, together with all of the rights, privileges and appurtenances with respect to the leasehold estate created thereby, and any and all of Assignor’s right, title and interest in and to the leasehold improvements and alterations (as such terms are described in the Lease) located in the Premises, upon all of the terms and conditions herein set forth, to have and to hold the same unto Assignee, for the remaining Term of the Lease and any renewals and extensions thereof, subject to all of the terms, covenants and conditions of the Lease.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Lease.

(b)                                 The Lease is being assigned, and the Premises are being transferred, to Assignee in their current AS IS condition without any representation or warranty by Assignor, except as expressly set forth herein. Assignee represents that it has made or caused to be made a thorough examination and inspection of the Premises and is familiar with the condition of the Premises. Except as contemplated by the IVT Sublease (defined below) and the Moderna

Sublease (as defined below), Assignor shall vacate the Premises and deliver possession of the Premises to Assignee in the above condition, and free of all Assignor’s furniture, equipment, trade fixtures and personal property, except as set forth in subsection (f) below.  Assignee acknowledges that (i) it enters into this Assignment without relying upon any representations, warranties or promises by Assignor, its agents, representatives, employees, servants or any other person in respect of the Property or the Premises, (ii) no rights, easements or licenses not set forth in the Lease and incorporated herein are acquired by Assignee by implication or otherwise except as expressly set forth in this Assignment, (iii) Assignor shall have no obligation to do any work or pay any allowance or contribution in order to make the Premises suitable and ready for occupancy and use by Assignee, except as set forth in subsection (e) below, and (iv) the Premises are in satisfactory condition. Assignee’s taking of possession of the Premises shall be confirmation that the Premises were at such time in good and satisfactory condition and repair. Notwithstanding the foregoing, Assignor represents and warrants to Assignee that as of the Effective Date: (i) to the best of Assignor’s actual knowledge, there are no defaults under the Lease on the part of Landlord that remain uncured, (ii) to the best of Assignor’s actual knowledge, there are no defaults under the Lease on the part of Assignor that remain uncured, (iii) Landlord has performed all work obligated to be performed on its part under the Lease with respect to the preparation and delivery of the Premises,  and (iv) to the best of Assignor’s actual knowledge, there are no outstanding payment obligations on the part of Assignor to Landlord under the Lease.  With respect to the Moderna Sublease (as hereainfter defined): Assignor represents and warrants to Assignee that as of the Effective Date: (i) to the best of Assignor’s actual knowledge, there are no defaults under the Sublease on the part of Assignor that remain uncured, (ii) to the best of Assignor’s actual knowledge, there are no default sunder the Sublease on the part of Moderna that remain uncured, (iii) Assignor has performed all work obligated to be performed on its part under the Sublease with respect to the preparation and delivery of the Sublease Premises,  and (iv) to the best of Assignor’s actual knowledge, there are no outstanding payment obligations on the part of Moderna to Assignor under the Sublease.

(c)                                  A complete copy of the Lease is attached hereto as “Exhibit A.”

(d)                                 Assignee acknowledges that a portion of the Premises, containing approximately 5,233 rentable square feet of space, has previously been subleased by Assignor to Moderna Therapeutics, Inc. (“Moderna”) by a Sublease Agreement dated as of June 13, 2017, as affected by that certain Consent to Sublease, dated as of June 23, 2017 by and among Landlord, Assignor and Moderna (the “Moderna Sublease”). A complete copy of the Moderna Sublease has been given to Assignee. Assignor shall reasonably cooperate with Assignee in notifying Moderna of this Assignment and in allocating any rent paid under the Moderna Sublease to the extent any rent has been prepaid in advance of the Effective Date.  Assignor shall assign and deliver to Assignee as of the Effective Date the $54,510.42 security deposit being held by Assignor pursuant to the Moderna Sublease.

(e)                                  Assignee acknowledges that, as a material inducement to Assignor’s entering into this Assignment, Assignee has agreed to sublease back to Assignor a portion of the Premises currently used by Assignor for certain manufacturing activities, containing approximately 5,104 rentable square feet of space (together with the right to use certain first-floor storage area containing approximately 80 square feet) (the “IVT Sublease”). A copy of the form of the IVT Sublease is attached hereto as “Exhibit B.” At the time of the execution and delivery of this Assignment by Assignor and Assignee, Assignor and Assignee shall execute and deliver the IVT Sublease and upon receipt of the Landlord’s Consent to both the Assignment and the IVT Sublease, this Assignment shall become effective. Assignor shall deliver the Premises to Assignee with the IVT Sublease space legally demised from the remainder of the Premises pursuant to a mutually agreed upon space plan, with each respective space ready for occupancy by Assignor and Assignee respectively.

(f)                                   Pursuant to a separate agreement of even date, Assignor has given, granted and conveyed to Assignee all of Assignor’s office equipment and furnishings currently in the Premises (other than the IVT Sublease space), and all of Assignor’s laboratory equipment currently in the Premises, excluding, however (i) any such equipment or furnishings that are leased or hired under contract to Assignor (such as, but not limited to, leased copiers), or otherwise not the property of Assignor, and (ii) all equipment associated with Assignor’s manufacturing and/or quality testing activities. NOTE — PARTIES ARE WORKING ON A LIST OF OFFICE FF&E TO BE CONVEYED — ALL LAB EQUIPMENT IS AFFIXED TO THE PREMISES

2.                                      Effective Date; Assumption of Obligations.  (a)                                  Assignee hereby accepts the foregoing assignment, effective as of the Effective Date (as hereinafter defined) and expressly assumes for the benefit of Assignor and Landlord, and agrees to fully and punctually pay, perform and observe all of the terms, covenants, conditions and obligations of the Lease required to be paid, performed and observed on the part of the Lessee under the Lease and which arise or accrue from and after the Effective Date. Assignee’s assumption of the obligation under the Lease to pay Yearly Rent for the remaining  Term (as escalated annually pursuant to the Lease) and additional rent (including without limitation Assignee’s share of Taxes and Operating Costs shall be effective as of the Effective Date, with such payments to be made directly to the Landlord. Assignor shall be responsible for payments of Yearly Rent and additional rent due and owing under the Lease accruing through the day immediately preceding the Effective Date (and Assignor shall receive the benefit of any credits for overpayment of such Operating Costs and/or Taxes as determined by any year-end reconciliation or by the exercise of any of Assignor’s audit rights under the Lease) that relate to the period preceding the Effective Date. To the extent any year-end reconciliation performed after the Effective Date (with respect to the period prior to the Effective Date) shows an underpayment by Assignor with respect to Operating Costs or Taxes for the period preceding the Effective Date, Assignor shall remit such outstanding payment to Assignee or directly to Landlord within twenty (20) days after receipt of upon demand therefor, together with a copy of such reconciliation from Landlord.  Without limitation, Assignee shall assume all of Assignor’s obligations and covenants as Sublandlord under the Moderna Sublease and accruing on or after the Effective Date, and Assignor shall have no liability therefor.

(b)                                 For all purposes of this Assignment, the “Effective Date” shall mean the last to occur of (i) the date upon which Landlord executes and delivers the attached Landlord Consent, and (ii) the date upon which this Assignment is fully executed and delivered, and (iii) April 1, 2018. Assignor shall deliver possession of the Premises (subject to the Moderna Sublease and the IVT Sublease) on the Effective Date; provided further, that Assignor shall have no liability whatsoever for any failure to deliver possession of the Premises on or before such date.

3.                                      (a)                                 Assignee Indemnity.  Assignee shall indemnify and hold Assignor harmless from and against any and all demands, claims, actions, losses, damages, liabilities, litigation and costs and expenses thereof including, without limitation reasonable attorneys’ fees and disbursements of any kind and nature whatsoever (collectively, “Assignor Claims”), which may be imposed on, asserted against or otherwise incurred by Assignor by or on behalf of any person or entity whatsoever due to or arising from the failure or alleged failure of Assignee to undertake, perform, pay, discharge or observe, to the extent required hereunder, any of the covenants, terms and conditions of the Lease on or after the Effective Date.  If any action or proceeding is brought against Assignor by reason of any Assignor Claim, Assignee, upon notice from Assignor, shall defend such action or proceeding, and Assignee shall pay all expenses in respect of defending against such action or proceeding.

(b)                                 Assignor Indemnity. Assignor shall indemnify and hold Assignee harmless from and against any and all demands, claims, actions, losses, damages, liabilities, litigation and costs and expenses thereof including, without limitation, reasonable attorneys’ fees and disbursements of any kind and nature whatsoever (collectively, “Assignee Claims”), which may be imposed on, asserted against or otherwise incurred by Assignee by or on behalf of any person or entity whatsoever due to or arising from the failure or alleged failure of Assignor to undertake, perform, pay, discharge or observe any of the covenants, terms and conditions of the Lease prior to the Effective Date.  If any action or proceeding is brought against Assignee by reason of any Assignee Claim, Assignor, upon notice from Assignee, shall defend such action or proceeding, and Assignor shall pay all expenses in respect of defending against such action or proceeding.

4.                                      Signs.   On or before the Effective Date, Assignor shall remove all signs mounted on the exterior of the Premises and repair any damage caused by such removal, provided that, if Landlord consents, Assignor shall be entitled to reasonable signage in connection with the IVT Sublease with respect to the subleased premises.  From and after the Effective Date, Assignee may, subject to the rights of Landlord, exercise any and all signage rights that are available to Assignee under the Lease (including without limitation pursuant to Section 17.4 of the Lease).

5.                                      Brokers. Assignor and Assignee each represent and warrant one to another that, except as hereinafter set forth, neither of them has employed any broker in carrying on the negotiations, or had any dealings with any broker, relating to this Assignment, other than CBRE-New England and CBRE (collectively the “Broker”).  Assignor shall indemnify and hold Assignee harmless, and Assignee shall indemnify and hold Assignor harmless, from and against all claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitors, except in each case with respect to any claims by the Broker, whose commission shall be paid by Assignor pursuant to a separate agreement.

6.                                      Assignor’s Right to Cure; Re-Assignment.   (a) If, after the Effective Date, Assignee fails to make any payment or perform any other obligation of Assignee under the Lease, or is otherwise in breach or default under the Lease, in any case beyond applicable notice and cure periods,  then Assignee shall give Assignor prompt written notice thereof, and Assignor has the right, but not the obligation, at Assignor’s sole election, to make such payment or perform such other obligation of Assignee in such manner and to such extent as Assignor deems necessary to cure such breach or default, and in exercising any such right, to pay any reasonable incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys’ fees.  Assignee shall pay to Assignor upon demand as additional rent all sums so paid by Assignor and all incidental costs and expenses of Assignor in connection therewith, together with interest thereon at an annual rate equal to the rate two percent (2%) above the base rate or prime rate then published as such in the Wall Street Journal, or, if less, the maximum rate permitted by law.  Such interest is payable with respect to the period commencing on the date such expenditures are made by Assignor and ending on the date such amounts are repaid by Assignee. Assignee will immediately give Assignor a true and complete copy of any notice or other communication from Landlord claiming or alleging that Assignee is (or, with the passage of time, would be) in default under the Lease. The foregoing obligations of Assignee shall survive this Assignment (and any re-assignment provided for herein).

(b)                                 If, after the Effective Date, Assignee fails to make any payment or perform any other obligation of Assignee under the Lease, or is otherwise in breach or default under the Lease, in any case beyond applicable notice and cure periods,  then Assignee shall give Assignor prompt written notice thereof, and Assignor may, at its sole discretion, and without intending to diminish Assignee’s liability or obligation under the Lease whatsoever, and regardless of whether Assignor may have been released from further liability under the Lease by Landlord, elect to have Assignee reassign all of its right, title and interest in the Lease back to Assignor, which re-assignment shall (unless otherwise provided by Assignor) be effective immediately upon notice from Assignor to Assignee of Assignor’s election.  Effectively immediately upon notice from Assignor to Assignee of Assignor’s election to take such a re-assignment (or at any later time so stated by Assignor in such notice), Assignee shall be conclusively deemed to have re-assigned all of Assignee’s right, title and interest as lessee under the Lease.  Assignee shall promptly execute, acknowledge and deliver any document or instrument reasonably requested by Assignor to confirm such a re-assignment, and Assignee hereby irrevocably designates Assignor as Assignee’s attorney-in-fact, coupled with an interest, to execute, acknowledge and deliver any such document or instrument if Assignee fails to do so.

7.                                      Landlord Consent.  This Assignment is expressly contingent upon the receipt of the Consent of the Landlord to the within assignment and to the IVT Sublease, such Consent to be in a form and in substance reasonably acceptable to each of Assignor and Assignee (the “Consent Contingency”).  Assignor shall promptly request, and shall use commercially reasonable efforts to obtain, such Landlord Consent.  Assignor  be responsible for all fees and costs or administrative fees charged by Landlord pursuant to its review and approval of this Assignment and execution of the Landlord Consent. If the Consent Contingency is not satisfied within twenty (20) days after the date hereof, then from and after such twentieth day, either party may terminate this Assignment by providing written notice to the other unless the Consent Contingency is satisfied before the date on which such notice of termination is provided.  If this Assignment is terminated under this Paragraph 7, then this Assignment shall cease to have any further force or effect and the parties hereto shall have no further obligations to each other with respect to this Assignment.

8.                                      Further Action.  Assignor hereby acknowledges and agrees that Assignor will hereafter execute and deliver to Assignee any further assignments, instruments of transfer, bills of sale, releases or conveyances which may reasonably be deemed necessary by Assignee to fully vest in Assignee all of the Assignor’s right, title and interest in and to the Lease, the tenant improvements and any other alterations in the Premises and any other property being transferred to Assignee.

9.                                      Notices.  Any notice, demand, request, consent, approval, submittal or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, first-class certified mail or commercial overnight delivery service.  Such Notice shall be effective on the date of actual receipt (in the case of personal service or commercial overnight delivery service) or three business days after deposit in the United States mail, to the following addresses:

To the Assignor:	InVivo Therapeutics Corporation
One Kendall Square, Building 1400, 4th Floor
Suite B14402
Cambridge MA 02139
Attn: William D’Agostino

With a copy to:	Langer & McLaughlin, LLP
535 Boylston Street
Boston, MA 02116

To the Subtenant:	Shiseido Americas Corporation
301 Route 17 North
Rutherford, NJ 07070
Attn: General Counsel

10.                               Amendment; Further Transfer.  This Assignment may not be amended, modified or terminated except by an instrument, in writing, executed by the parties hereto. This Assignment, and all of the exhibits attached hereto, which are hereby incorporated herein, collectively contain all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Assignment, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. Notwithstanding any provision of the Lease or this Assignment to the contrary, in light of the fact that Assignor remains liable to Landlord for the obligations of Assignee under the Lease after the Effective Date, Assignee shall not assign, sell, mortgage, pledge or in any manner transfer the Lease or any interest in the Lease, or the term or estate granted therein or the rentals thereunder, by operation of law or otherwise, or sublet the Premises or any part of the Premises, or grant any concession or license or otherwise permit occupancy of all or any part of the Premises by any other person, or take any action or undertake any such transfer or other transaction, without in each and every instance (and regardless of whether the Landlord’s consent is required) obtaining the prior written consent of Assignor. not to be unreasonably withheld, delayed or conditioned, provided, however, that if Landlord fully and irrevocably releases Assignor in writing from all obligations under the Lease, then no consent from Assignor shall thereafter be required in connection with any such action by Assignee.

11.                               Acid Neutralization. Assignor may continue after the Effective Date to use the existing acid neutralization system pursuant to the terms of the Lease and in accordance with Assignor’s existing MWRA permit. Assignee shall have the right to utilize the existing acid neutralization system pursuant to the terms of the Lease, which system shall be shared with Assignor pursuant to the IVT Sublease.  Assignor will work with Assignee to transfer the MWRA permit governing the acid neutralization system to Assignee, and/or to have a new permit issued in Assignee’s name as further set forth in the IVT Sublease. Following any such transfer or re-issuance, Assignor shall have the right to continue such usage under the Assignee’s permit.

12.                               Lab Services.  As provided further in the IVT Sublease, Assignee shall have the use (to be shared with Assignor) of, and Assignee shall operate and maintain, the existing air compressor system pursuant to the terms of the Lease.

13.                               Counterparts.  This Assignment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties acknowledge and agree that this Assignment may be executed via facsimile or .pdf format (including computer-scanned or other electronic reproduction of the actual signatures) and that delivery of a facsimile or other signature by electronic or physical means shall be effective to the same extent as delivery of an original signature.  Notwithstanding the foregoing, originally signed documents shall be provided upon either party’s request.

14.                               Binding Effect. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successor and assigns.

15.                               Waiver of Jury Trial; Governing Law.  Assignor and Assignee each waive any rights which they may have to trial by jury in any summary action or other action, proceeding or counterclaim arising out of or in any way connected with this Assignment, the relationship of Assignor and Assignee, the Premises and the use and occupancy of the Premises, and any claim for injury or damages. This Assignment shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to such state’s conflict of law principles.

16.                               No Presumption. Assignor and Assignee understand, agree and acknowledge that this Assignment has been freely negotiated by both parties and that, in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Assignment or any of its terms or conditions, there shall be no influence, presumption or conclusion whatsoever drawn for or against either party by virtue of that party having drafted this Assignment or any portion thereof.

17.                               Attorney’s Fees.  If either Assignor or Assignee brings any action or legal proceeding for an alleged breach of any provision of this Assignment, to recover any cost or otherwise to enforce, protect or establish any term or covenant of this Assignment, the prevailing party is entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs, and expert fees as may be fixed by the court.

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date first written above, in multiple copies, each to be considered an original, as a sealed instrument.

Assignor:	IN VIVO THERAPEUTICS CORPORATION

	By:	/s/ Richard Toselli
	Name:	Richard Toselli
	Title:	CEO

Assignee:	SHISEIDO AMERICAS CORPORATION

	By:	/s/ Ron Gee
	Name:	Ron Gee
	Title:	Chief Financial Officer